Exhibit 11.1

Consent of Independent Auditors

To the Members of

1300 East Pike Partners LLC

We hereby consent to the use in this Special Financial Report on Form 1-K of our report dated July 25, 2022, relating to the financial statements of 1300 East Pike Partners LLC as of December 31, 2021 and for the period from October 13, 2021 through December 31, 2021, which appears in such Special Financial Report.

New York, New York

July 26, 2022

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